Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to us under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information of Value Portfolio, which is included in Post-Effective Amendment No. 61 to the Registration Statement No. 811-03329 on Form N-1A of Variable Insurance Products Fund.

/s/Deloitte & Touche LLP
Deloitte & Touche LLP
Boston, Massachusetts
June 13, 2005